Exhibit 99.1

Exhibit 99.1

NEWS RELEASE

Date: March 14, 2006
Contact:  James R. Clarkson, President and C.E.O.
                 843-716-6101

FOR IMMEDIATE RELEASE

HCSB Financial Corporation Earnings Grow 17% in 2005

Loris, South Carolina – HCSB Financial Corporation announced today that its earnings for 2005 increased by 17.18% over its earnings for 2004.

Net income for the year ended December 31, 2005 totaled $2,408,000, or $1.36 per diluted share, which represented a 17.18% increase over $2,055,000, or $1.20 per diluted share, for the year ended December 31, 2004. The company’s balance sheet experienced significant growth as well. Total assets improved by 11.74% to $331.7 million, total loans grew by 10.38% and total deposits increased by 14.28%.

James R. Clarkson, President and Chief Executive Officer, said, “Our financial performance in 2005 is reflective of the development of our company’s offices along the Grand Strand. We are indeed fortunate to be located in the continuously growing Horry County marketplace. During the year 2005, we also purchased a lot in Carolina Forest and began construction of a new office there in February with a projected opening date during the third quarter of 2006.”

HCSB Financial Corporation is the parent company of Horry County State Bank which has its headquarters in Loris, South Carolina.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities-Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, such as a downtown in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statement will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans or expectations contemplated by our company will be achieved. We undertake no obligations to publicly update or service any forward-looking statements, whether as a result of new information, future events, or otherwise.